Intellicheck Chairman of the Board of Directors Michael Malone

Steps Down Due to Personal Health Reasons

Guy L. Smith Assumes Role of Chairman of the Board

MELVILLE, NEW YORK – November 14, 2018 – Intellicheck (NYSE AMERICAN: IDN), an industry leader in identification authentication solutions, today announced that Chairman of the Board Michael D. Malone, Vice Admiral, U.S. Navy, Retired, has stepped down from his position as Chairman and as a member of the Board of Directors for personal health reasons.

Newly appointed Board of Directors Chairman Guy Smith said, “It is with deep regret that we accept Vice Admiral Malone’s resignation. His focus on excellence and his commitment to the company and its stockholders has been unwavering. On behalf of the entire Board, I extend our thanks and appreciation for his dedication and service.” Mr. Smith is the longest serving Intellicheck board member, having been first elected in 2005.

He continued, “I am honored to be asked to serve as Board Chairman and I am looking forward to continuing our focus as advocates for the transformative leadership we have in place as our innovative team continues their efforts to onboard new customers and partners and expand opportunities for success and continued growth.”

Intellicheck President and CEO Bryan Lewis said, “We have benefited greatly from Vice Admiral Malone’s leadership and allegiance to Intellicheck. His innumerable contributions have made an indelible impact on the Company and we will always be grateful to him for his vision and guidance.”

Vice Admiral Malone commented, “It has been an honor to serve as Chairman of the Board of this great company. I want to thank my fellow Board members and the employees of Intellicheck for their hard work and their efforts every day to serve our customers and foster a culture of innovation and achievement. I will maintain the personal relationships I have established, but I must focus my energy on fighting and winning against a rare form of cancer.”

Michael D. Malone was appointed Chairman of the Board of Directors in November of 2012. Vice Admiral Malone became a member of the Board of Directors in July of 2011.

Contact:

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Gar Jackson (949) 873-2789

About Intellicheck NYSE American: IDN Intellicheck is a trusted industry leader in technology solutions that provide real-time identification authentication and age verification. We make it possible for our clients to enhance safety and awareness, increase revenues, improve customer service, and increase operational efficiencies. Founded in 1994, Intellicheck has grown to serve dozens of Fortune 500 companies including retail and financial industry clients, police departments, national defense clients at agencies, major seaports, and military bases, and diverse state and federal government agencies. For more information on Intellicheck, visit http://www.intellicheck.com/ and follow Intellicheck on Twitter @IntellicheckIDN, on Facebook https://www.facebook.com/intellicheckidn/, on Instagram @IntellicheckIDN, on LinkedIn https://www.linkedin.com/company/intellicheck-inc-, on YouTube https://www.youtube.com/user/ICMOBIL, and read Intellicheck’s latest blog post at http://intellicheckidn.com/.